Exhibit 16.1

March 11, 2022

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read the statements made by A SPAC I Acquisition Corp. under Item 4.01 of its Form 8- K dated March 11, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of A SPAC I Acquisition Corp. contained therein.

Very truly yours,

Bernstein & Pinchuk LLP